Exhibit 1.3

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

(Amended by Special Resolution passed on 26 June 1997)

(Amended by Ordinary Resolution passed on 15 October 1999)

(Amended by Special Resolution passed on 15 May 2001)

OF

BHP Billiton Plc1

1	The Company’s name is “BHP Billiton Plc”.

2	The Company is to be a public company.

3	The Company’s registered office is to be situate in England and Wales.

4	The Company’s objects are:-

4.1

2To enter into, operate and carry into effect the DLC Structure Sharing Agreement between the Company and BHP Limited (ABN 49 004 028 077) (“BHP”), the SVC Special Voting Shares Deed between the Company. BHP, BHP SVC Pty Limited, Billiton SVC Limited (Company No 4074194) and Law Debenture Trust Corporation plc (Company No. 1675231) and the Deed Poll Guarantee in favour of certain creditors of BHP Limited each as described in the circular to the shareholders of the Company dated 18 April 2001 with full power to:

4.1.1	agree any amendment or termination of all or any of the terms of the said Agreement or the said Deeds in accordance with the terms thereof;

4.1.2	enter into, operate and carry into effect any further or other agreements or arrangements with or in connection with BHP; and

4.1.3	do all such things as in the opinion of the Directors are necessary of desirable for the furtherance of this object or for the furtherance, maintenance or development of the relationship with BHP constituted by or arising out of any agreement or arrangement mentioned in or made in accordance with this sub-clause.

4.2

4.2.1	To carry on the business of a holding company in all its branches and for that purpose to acquire and hold either in the name of the Company, or in that of any nominee or trustee, shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company, corporation or undertaking wherever incorporated or carrying on business and to co-ordinate the policy management and administration of any companies, corporations or undertakings in which the Company is a member or participant or which are controlled by or associated with the Company in any manner;

1	Name changed from Hackplimco (No. Thirty-Three) Public Limited Company to Billiton Plc by Certificate of Incorporation on Change of Name dated 30 May 1997 and from Billiton Plc by Certificate of Incorporation on Change of Name dated 29 June 2001.
2	Clause 4.1 inserted and the subsequent clauses renumbered accordingly by Special Resolution passed 15 May 2001.

4.2.2	To carry on all or any of the businesses of general merchants and traders, cash and credit traders, manufacturers’ agents and representatives, insurance brokers and consultants, estate and advertising agents, mortgage brokers, financial agents, advisers, managers and administrators, hire purchase and general financiers, brokers and agents, commission agents, importers and exporters, manufacturers, retailers, wholesalers, buyers, sellers, distributors and shippers of, and dealers in, all products, goods, wares, merchandise and produce of every description and to participate in, undertake, perform and carry on all kinds of commercial, industrial, trading and financial operations and enterprises.

4.3	To carry on any other business or activity of any nature whatsoever which may seem to the Directors to be capable of being conveniently or advantageously carried on in connection or conjunction with any business of the Company hereinbefore or hereinafter authorised or to be expedient with a view directly or indirectly to enhancing the value of or to rendering profitable or more profitable any of the Company’s assets or utilising its skills, know-how or expertise.

4.4	To subscribe, underwrite, purchase, or otherwise acquire, and to hold, dispose of, and deal with, any shares or other securities or investments of any nature whatsoever, and any options or rights in respect thereof or interests therein, and to buy and sell foreign exchange.

4.5	To draw, make, accept, endorse, discount, negotiate, execute, and issue, and to buy, sell and deal with bills of exchange, promissory notes, and other negotiable or transferable instruments or securities.

4.6	To purchase, or otherwise acquire for any estate or interest, any property (real or personal) or assets or any concessions, licences, grants, patents, trade marks, copyrights or other exclusive or non-exclusive rights of any kind and to hold, develop and turn to account and deal with the same in such manner as may be thought fit and to make experiments and tests and to carry on all kinds of research work.

4.7	To build, construct, alter, remove, replace, equip, execute, carry out, improve, work, develop, administer, maintain, manage or control buildings, structures or facilities of all kinds, whether for the purposes of the Company or for sale, letting or hire to or in return for any consideration from any company, firm or person, and to contribute to or assist in or carry out any part of any such operation.

4.8	To amalgamate or enter into partnership or any joint venture or profit/loss-sharing arrangement or other association with any company, firm, person or body.

4.9	To purchase or otherwise acquire and undertake all or any part of the business, property and liabilities of any company, firm, person or body carrying on any business which the Company is authorised to carry on or possessed of any property suitable for the purposes of the Company.

4.10	To promote, or join in the promotion of, any company, whether or not having objects similar to those of the Company.

4.11	To borrow and raise money and to secure or discharge any debt or obligation of or binding on the Company in such manner as may be thought fit and in particular by mortgage and charges upon all or any part of the undertaking, property and assets (present and future) and the uncalled capital of the Company, or by the creation and issue of debentures, debenture stock or other securities of any description.

4.12	To advance, lend or deposit money or give credit to or with any company, firm or person on such terms as may be thought fit and with or without security.

4.13	To guarantee or give indemnities or provide security, whether by personal covenant or by mortgage or charge upon all or any part of the undertaking, property and assets (present and future) and the uncalled capital of the Company, or by all or any such methods, for the performance of any contracts or obligations, and the payment of capital or principal (together with any premium) and dividends or interest on any shares, debentures or other securities, of any person, firm or company including (without limiting the generality of the foregoing) any company which is for the time being a holding company of the Company or another subsidiary of any such holding company or is associated with the Company in business.

4.14	To issue any securities which the Company has power to issue for any other purpose by way of security or indemnity or in satisfaction of any liability undertaken or agreed to be undertaken by the Company.

4.15	To sell, lease, grant licences, easements and other rights over, and in any other manner deal with or dispose of, the undertaking, property, assets, rights and effects of the Company or any part thereof for such consideration as may be thought fit, and in particular for shares or other securities, whether fully or partly paid up.

4.16	To procure the registration, recognition or incorporation of the Company in or under the laws of any territory outside England.

4.17	To subscribe or guarantee money for any national, charitable, benevolent, public, general or useful object or for any purpose which may be considered likely directly or indirectly to further the interests of the Company or of its members.

4.18	To establish and maintain or contribute to any pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any individuals who are or were at any time in the employment or service of the Company or of any company which is its holding company or is a subsidiary of the Company or any such holding company or otherwise is allied to or associated with the Company or any of the predecessors of the Company or any other such company as aforesaid, or who are or were at any time directors or officers of the Company or of any such other company, and the wives, widows, families and dependants of any such individuals; to establish and subsidise or subscribe to any institutions, associations, clubs or funds which may be considered likely to benefit any such persons or to further the interests of the Company or of any such other company; and to make payments for or towards the insurance of any such persons.

4.19

To establish and maintain, and to contribute to, any scheme for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of its employees or former employees, or those of its subsidiary or holding company or subsidiary of its holding company, or by or for the benefit of such other persons as may for the time being be permitted by law, or any scheme for sharing profits with its employees or those of its subsidiary and/or associated companies, and (so far as for the time being permitted by law) to lend money to employees of the Company or of any company which is its holding company or is a subsidiary of the Company or any such holding company or otherwise is allied to or associated with the Company with a view to enabling them to acquire shares in the Company or its holding company.

4.20

4.20.1	To purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers or employees or auditors of the Company, or of any other company which is its holding company or in which the Company or such holding company or any of the predecessors of the Company or of such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company, or who are or were at any time trustees of any pension fund in which any employees of the Company or of any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to the Company or any such other company, subsidiary undertaking or pension fund and

4.20.2	to such extent as may be permitted by law otherwise to indemnify or to exempt any such person against or from any such liability; for the purposes of this clause “holding company” and “subsidiary undertaking” shall have the same meanings as in the Companies Act 1985 as amended by the Companies Act 1989.

4.21

3To prospect for, explore, quarry, develop, excavate, dredge for, open, work, win, purchase or otherwise obtain, bauxite, alumina, aluminium, chrome ore, manganese ore, ores, heavy mineral sands, zircon, rutile, ilmenite, coal, lead, zinc, copper, sulphur, tin, silver, monazite, iron, gold, platinum, precious stones, atomic minerals or deposits, oil, pyrites, wolfram and all other minerals, metals and substances and minerals, and other rights, properties and works.

4.22	To carry on business as proprietors of and to purchase, take on lease, or in exchange, or otherwise acquire, for any estate term or interest therein and to manage supervise or control mineral and other properties, lands and hereditaments of any tenure, mines, mining and other rights or options thereon, and grant, concessions, leases, claims, charters, privileges, licences or authorities of and over lands and mines and mineral, oil-bearing, natural gas-bearing, agricultural and other properties and also mining, dredging, water and other rights.

4.23	To raise, win, get, quarry, crush, smelt, calcine, refine, dress, amalgamate, manipulate and otherwise treat, prepare for market, sell, dispose of and deal in ores, metals, fluxes, tailings, concentrates, slimes, mineral substances and other product of mines either in a manufactured state or otherwise, and any materials or substances resulting from or to be obtained in the process of crushing, smelting, calcining, dressing or amalgamating the same and either free form or in combination with other substances.

3	Clauses 4.21 to 4.24 inserted and the subsequent clauses re-numbered accordingly by Special Resolution passed on 26 June 1997.

4.24	To apply for, purchase, or otherwise acquire, concessions, grants or rights of any kind from any person, firm or corporation or any supreme, municipal, local or other authority, and to comply with the conditions of any concession or grant obtained, and to sell, lease or otherwise deal with the same or any interest therein and to work, exploit and otherwise turn to account the same of any part thereof.

4.25	To distribute among members of the Company in specie or otherwise, by way of dividend or bonus or by way of reduction of capital, all or any of the property or assets of the Company, or any proceeds of sale or other disposal of any property or assets of the Company, with and subject to any incident authorised, and consent required, by law.

4.26	To do all or any of the things and matters aforesaid in any part of the world, and either as principals, agents, contractors, trustees or otherwise, and by or through trustees, agents, subsidiary companies or otherwise, and either alone or in conjunction with others.

4.27	To do all such other things as may, in the opinion of the Directors, be considered to be incidental or conducive to any of the above objects and to do all such other things as the Directors consider desirable for the benefit of the Company.

And it is hereby declared that the objects of the Company as specified in each of the foregoing paragraphs of this Clause (except only if and so far as otherwise expressly provided in any paragraph) shall be separate, distinct and independent objects of the Company and not a power ancillary or incidental to the objects set out in any other paragraph and shall not be in any way limited by reference to any other paragraph or the order in which the same occur or the name of the Company.

5	The liability of the members is limited.

6	The Company’s share capital is £50,000 divided into 50,000 shares of £1 each[4]

4	Notes

(i) Share capital increased by US$ 1,250,000,000 divided into 2,500,000,000 ordinary shares of US$0.50 each by Special Resolution passed on 26 June 1997.

(ii) Share capital increased by US$ 250,000,000 divided into 500,000,000 additional ordinary shares of US$0.50 each to US$1,500,000,000 by Ordinary Resolution passed on 15 October 1999.

(iii) Share capital increased by US$ 1 by the creation of one equalisation share of US$0.50 and one special voting share of US$0.50 by Ordinary Resolution passed on 15 May 2001.

We, the Subscribers to this Memorandum of Association wish to be formed into a Company pursuant to this Memorandum; and we agree to take the number of Shares shown opposite our respective names.

Names and Addresses of Subscribers		Number of Shares taken by each Subscriber
1	Hackwood Directors Limited	One
Barrington House
59-67 Gresham Street
London EC2V 7JA

R J Ashmore
For and on behalf of
Hackwood Directors Limited

2	Hackwood Secretaries Limited	One
Barrington House
59-67 Gresham Street
London EC2V 7JA

R J Ashmore
For and on behalf of
Hackwood Secretaries Limited
Total Shares Taken: Two

DATED 29 April 1996

Witness to the above Signatures:-

C E Doe

Barrington House,

59-67 Gresham Street,

London EC2V 7JA.